1919 Pennsylvania Avenue, NW
Washington, DC 20006-3434
202-331-1112
202-659-2053 Fax

March 10, 2006

Throughout its term as Special Servicer which was for the period of January 1, 2005 through July 13, 2005, Allied Capital Corporation, in its capacity as Special Servicer has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.  The applicable minimum standards are Items VI and VII.

/s/ John M. Scheurer
John M. Scheurer
Managing Director
Allied Capital Corporation